CONTACT:

David W. Fry	Van Negris / Lexi Terrero
Senior Vice President, Treasurer	Van Negris & Company, Inc.
and Chief Financial Officer	(212) 759-0290

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION COMPLETES ITS

ACQUISITION OF ATLANTIC LIBERTY FINANCIAL CORP.

LAKE SUCCESS, NY – June 30, 2006 - Flushing Financial Corporation (the “Company”) (NASDAQ: FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced its acquisition of Atlantic Liberty Financial Corp. (“Atlantic Liberty”) (NASDAQ: ALFC), the parent holding company for Atlantic Liberty Savings, F.A., has been completed. In accordance with the Agreement and Plan of Merger dated December 20, 2005, Atlantic Liberty merged with and into the Company, and Atlantic Liberty Savings merged with and into Flushing Savings Bank. The branches of Atlantic Liberty Savings will commence operations as branches of Flushing Savings Bank on Monday, July 3rd.

The combined company has assets of approximately $2.6 billion and a network of 12 branches. Flushing Financial will issue approximately 1.6 million shares of its common stock and pay cash of approximately $14.7 million to Atlantic Liberty’s stockholders in the transaction, representing merger consideration of approximately 65% stock and 35% cash.

John R. Buran, Flushing Financial’s President and Chief Executive Officer, commenting on the transaction, stated: “This acquisition will significantly enhance our franchise. Atlantic Liberty’s Montague Street branch is in the hub of the Brooklyn business community and provides a great platform for our continued growth in Brooklyn. The Avenue J location is in a neighborhood where we already have a significant lending presence.”

"We believe our larger size and greater breadth of product offerings will enable us to provide an enhanced level of service to the Atlantic Liberty customer base, while expanding our growth opportunities in the attractive Brooklyn market. We welcome the customers and shareholders of Atlantic Liberty to the Flushing Financial family."

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through twelve banking offices located in Queens, Brooklyn, Manhattan and Nassau County. Additional information regarding Flushing Financial Corporation may be obtained by visiting its web site at www.flushingsavings.com.

Forward-looking Information

This press release contains forward-looking statements, including statements about Flushing Financial Corporation’s acquisition of Atlantic Liberty Financial Corp. The forward-looking statements involve certain risks and uncertainties. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Flushing Financial and Atlantic Liberty may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4)adverse governmental or regulatory policies may be enacted; (5) the interest rate environment may further compress margins and adversely affect net interest income: (6) the risks associated with continued diversification of assets and adverse changes to credit quality; (7) difficulties associated with achieving expected future financial results; (8) competition from other financial services in Flushing Financial’s and Atlantic Liberty’s markets; and (9) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Flushing Financial’s and Atlantic Liberty’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

# # #